BNY MELLON INVESTMENT FUNDS V, INC.

Articles of Amendment

BNY Mellon INVESTMENT funds V, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating BNY Mellon Global Real Estate Securities Fund as BNY Mellon Developed Markets Real Estate Securities Fund and the issued and unissued shares of BNY Mellon Global Real Estate Securities Fund as BNY Mellon Developed Markets Real Estate Securities Fund shares of each relevant class.

SECOND: The foregoing amendment to the charter was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on April 17, 2023.

IN WITNESS WHEREOF, BNY Mellon Investment Funds V, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that, to the best of her knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

BNY MELLON INVESTMENT FUNDS V, INC.

By:     /s/Amanda Quinn

Amanda Quinn

Vice President

WITNESS:

/s/James Bitetto

James Bitetto

Secretary